Exhibit 99.2
UPDATE TO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008
Development Financing Strategy Update and Going Concern
     Commencing September 30, 2008, the U.S. senior secured credit facility and FF&E financings require our Las Vegas operations to comply with certain financial covenants, including to maintain a maximum leverage ratio of net debt, as defined, to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization, as defined (“Adjusted EBITDA”). In order to comply with the maximum leverage ratio as of December 31, 2008, and subsequent quarterly periods, we will need to (i) achieve increased levels of Adjusted EBITDA at our Las Vegas properties; (ii) decrease the rate of spending on our development projects; (iii) obtain additional financing at our parent company level, the proceeds from which could be used to reduce our Las Vegas operations’ net debt; (iv) elect to contribute up to $50.0 million of capital from cash on hand to our Las Vegas operations (such contribution having the effect of increasing Adjusted EBITDA by up to $50.0 million per quarter for purposes of calculating maximum leverage (the “EBITDA true-up”)); or in some cases (v) a combination thereof.
     As our Las Vegas properties did not achieve the levels of Adjusted EBITDA necessary to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008, we completed a private placement of $475.0 million in convertible senior notes with our principal stockholder and his family and used a portion of the proceeds to exercise the EBITDA true-up provision. The convertible senior notes bear interest at 6.5% per annum, payable in quarterly installments, and mature on October 1, 2013, unless earlier converted or repurchased by us, with an initial conversion rate of 20.141 shares of common stock per $1,000 principal amount. Following any fundamental change, as defined in the agreement, that occurs prior to the maturity date, we will be required to make an offer to repurchase the convertible senior notes at 101% of the then outstanding principal amount. Our principal stockholder and his family were granted pre-emptive rights with respect to any future proposed issuance or sale by us of equity interests (including convertible or exchangeable securities), pursuant to which they will be able to purchase a portion of the offered equity interests based on their fully diluted common stock ownership in the Company. The EBITDA true-up, by itself, would not have been sufficient to maintain compliance with the maximum leverage ratio as of September 30, 2008. Accordingly, the entire proceeds from the offering were immediately contributed to LVSLLC to reduce the net debt of the parties to the domestic credit facilities in order to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008.
     Based upon current Las Vegas operating estimates for the quarter ending December 31, 2008 and quarterly periods during 2009, as well as the fact that we have continued to fund our development projects outside of Las Vegas, in whole or in part, with borrowings under the U.S. senior secured credit facility, we expect the amount of our material domestic subsidiaries’ indebtedness will be beyond the level allowed under the maximum leverage ratio. If our Las Vegas Adjusted EBITDA levels do not increase sufficiently, we do not adjust spending on our global development projects, which we are currently evaluating, and the EBITDA true-up is not sufficient or available to enable us to maintain compliance under the maximum leverage ratio, we will need to obtain significant additional capital at the parent level. As previously announced, we are working with our financial advisor to develop and implement a capital raising program that would be sufficient to address our current and anticipated funding needs; however, no assurances can be given that the program will be successful. If none of the foregoing occurs, we would need to obtain waivers or amendments under our domestic credit facilities, and no assurances can be given that we will be able to obtain these waivers or amendments. If we are unable to obtain waivers or amendments if and when necessary, we would be in default under our domestic credit facilities, which would trigger cross-defaults under our airplane financings and convertible senior notes. If such defaults or cross-defaults were to occur and the respective lenders chose to accelerate the indebtedness outstanding under these agreements, it would result in a default under our senior notes. Any defaults or cross-defaults under these agreements would allow the lenders, in each case, to exercise their rights and remedies as defined under their respective agreements. If the lenders were to exercise their right to accelerate the indebtedness outstanding, there can be no assurance that we would be able to refinance any amounts that may become accelerated under such agreements. Under the terms of the U.S. senior secured credit facility, if a default or a material adverse change, as defined in the agreement, were to occur, it would preclude our domestic subsidiaries from accessing any available borrowings (including the $400.0 million under the Delayed Draw II Facility, which expires November 23, 2008, and $201.1 million under the Revolving Facility, which includes approximately $7.7 million committed to be funded by Lehman Brothers Commercial Paper Inc.). If the capital raising program is unsuccessful and we do not have access to the available borrowings under the U.S. senior secured credit facility, we would need to immediately suspend portions, if not all, of our ongoing global development projects and consider other alternatives. These factors raise a substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements for the quarterly period ended June 30, 2008, do not include any adjustments that might result from the outcome of this uncertainty.